EXHIBIT 21




                   SUBSIDIARIES OF ZYGO CORPORATION (DELAWARE)



         Zygo Credit Corporation (Delaware)
         100% owned by Registrant

         Zygo International Corporation (Delaware)
         100% owned by Registrant

         Zygo International Sales Corporation (U.S. Virgin Islands) 100% owned by Registrant